Exhibit 99.1

LIMITED BRANDS REPORTS APRIL 2005 SALES

Columbus, Ohio (May 5, 2005) — Limited Brands (NYSE: LTD) reported a comparable store sales decrease of 4% for the four weeks ended April 30, 2005 compared to the four weeks ended May 1, 2004. Net sales were $597.5 million compared to net sales of $586.6 million last year.

The Company reported a comparable store sales decrease of 5% for the thirteen weeks ended April 30, 2005. Net sales were $1.975 billion compared to sales of $1.978 billion last year.

To hear further commentary provided on Limited Brands’ prerecorded April sales message, call 1-800-337-6551, followed by the passcode LTD (583), or log onto www.Limitedbrands.com for an audio replay. Limited Brands will report its first quarter earnings on Monday, May 16, 2005, at 8 a.m. eastern time.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Express Men’s, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,699 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made by the Company or management of the Company in the April sales call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “planned,” “potential” and similar expressions may identify forward-looking statements. The following factors, among others, (i) in some cases have affected and in the future could affect the Company’s financial performance and actual results as well as the value of an investment in the Company and (ii) could cause actual results for 2005 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or otherwise made by the Company or management in the April sales call: risks associated with general economic conditions, consumer confidence and consumer spending patterns; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; risks associated with the seasonality of the Company’s business; risks associated with changes in weather patterns; risks associated with the highly competitive nature of the retail industry generally and the segments in which we operate particularly; risks related to consumer acceptance of the Company’s products and the Company’s ability to keep up with fashion trends, develop new merchandise, launch new product lines successfully and enhance the Company’s brand image; risks associated with the Company’s ability to retain, hire and train key personnel and management; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner or meet quality standards; risks associated with the Company’s reliance on foreign sources of production, including risks related to the disruption of imports by labor disputes, risks related to political instability, risks associated with legal and regulatory matters, risks related to duties, taxes and other charges on imports, risks related to local business practices and political issues and risks related to currency and exchange rates; risks associated with the possible lack of availability of suitable store locations on appropriate terms; risks associated with increases in the costs of mailing, paper and printing; risks associated with the volatility of our stock price; and risks associated with our ability to service any debt we incur from time to time and as well as the requirements the agreements related to such debt impose upon us. The forward-looking information provided in this press release or the April sales call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

For further information, please contact:

Tom Katzenmeyer

Senior Vice President, Investor, Media and Community Relations

Limited Brands

614-415-7076

www.Limitedbrands.com

LIMITED BRANDS

APRIL 2005

Comparable Store Sales Increase (Decrease):

	April 2005	April 2004	First Quarter 2005	First Quarter 2004
Victoria’s Secret Stores	(3)%	11%	0%	15%
Bath & Body Works	2%	1%	5%	7%

Express	(14)%	(9)%	(21)%	0%
Limited Stores	1%	(2)%	(6)%	0%
Total Apparel	(10)%	(7)%	(18)%	0%
Limited Brands	(4)%	2%	(5)%	8%

Total Sales (Millions):

	First Quarter 2005	First Quarter 2004
Victoria’s Secret Stores	$668.8	$648.6
Victoria’s Secret Direct	286.4	260.2

Total Victoria’s Secret	$955.2	$908.8
Bath & Body Works	$363.2	$341.9

Express	$371.2	$460.2
Limited Stores	129.2	140.0

Total Apparel	$500.4	$600.2
Total Other	$156.1	$127.3

Limited Brands	$1,974.9	$1,978.2

Total Stores:

	Stores Operating at 1/29/05	Year-to-date		Express Integration (see note)	Stores Operating at 4/30/05
		Opened	Closed
Victoria’s Secret Stores	1,001	—	(3)	—	998
Bath & Body Works	1,569	4	(2)	—	1,571

Express Women	468	—	(4)	(56)	408
Express Men’s	223	—	(71)	—	152
Express Dual Gender	193	2	—	56	251

Total Express	884	2	(75)	—	811
Limited Stores	323	—	(6)	—	317

Total Apparel	1,207	2	(81)	—	1,128
Henri Bendel	2	—	—	—	2

Total Limited Brands	3,779	6	(86)	—	3,699

Note: “Express Integration” represents conversion of Express Women and/or Express Men stores to Express dual gender stores.